Exhibit (a)(1)(H)

This announcement is not an offer to purchase or a solicitation of an offer to sell Warrants (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated October 17, 2005 and the related Letter of Transmittal (each as defined below) and any amendments or supplements thereto and is being made to all holders of Warrants. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Warrants in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

NOTICE OF OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING TRANCHE B WARRANTS TO PURCHASE SHARES OF COMMON STOCK

AND

ALL OUTSTANDING TRANCHE C WARRANTS TO PURCHASE SHARES OF COMMON STOCK

OF

GENTEK INC.

AT

$4.25 NET PER TRANCHE B WARRANT

AND

$4.75 NET PER TRANCHE C WARRANT

BY

ACP ACQUISITION, LLC

ABRAMS CAPITAL, LLC

GREAT HOLLOW PARTNERS, LLC

ACP Acquisition, LLC, Abrams Capital, LLC and Great Hollow Partners, LLC (collectively, the “Purchaser”) are offering to purchase all of the outstanding Tranche B Warrants (the “Tranche B Warrants”) and all of the outstanding Tranche C Warrants (the “Tranche C Warrants” and together with the Tranche B Warrants, the “Warrants”) of GenTek Inc. (“GenTek” or the “Subject Company”) for a purchase price of $4.25 per Tranche B Warrant and $4.75 per Tranche C Warrant, each net to the seller in cash, upon the terms and conditions set forth in the Offer to Purchase dated October 17, 2005 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, NOVEMBER 14, 2005 (THE “EXPIRATION DATE”) UNLESS THE OFFER IS EXTENDED. THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR ANY MINIMUM NUMBER OF WARRANTS BEING TENDERED.

The Purchaser is making the Offer for investment purposes and does not have a present intent to acquire or influence control over the business of the Subject Company. The Purchaser may, from time to time, subsequent to the expiration of the Offer, acquire additional Warrants, shares of Common Stock or other securities of GenTek or dispose of all or some of the Warrants or may continue to hold the Warrants, depending on business and market conditions, its continuing evaluation of the business and prospects of the Subject Company and other factors.

The Offer is not conditioned upon any minimum number of Warrants being tendered or upon the Purchaser obtaining financing. The Offer is subject to certain customary conditions described in the Offer to Purchase, including a condition that the Purchaser is satisfied that the restrictions on transfer contained in the Subject Company’s certificate of incorporation will not apply to its purchase of the Warrants under this Offer or to its exercise of the Warrants so acquired and that on or after October 17, 2005 and before expiration of the Offer, there shall not have occurred any material adverse change to the Subject Company. If any such condition is not satisfied, the Purchaser may (i) terminate the Offer and return all tendered Warrants to tendering warrantholders; (ii) extend the Offer and, subject to withdrawal rights as set forth below, retain all such Warrants until the expiration of the Offer as so extended; (iii) waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Warrants validly tendered prior to the expiration of the Offer and not withdrawn; or (iv) delay acceptance for payment or payment for Warrants, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment tendered Warrants when, as and if the Purchaser gives oral or written notice to Mellon Investor Services, LLC, the depositary for the Offer (the “Depositary”), of its acceptance for payment of the tenders of such Warrants. Payment for Warrants accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Warrants (or a confirmation of a book-entry transfer of such Warrants into the Depositary’s account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3 of the Offer to Purchase, an Agent’s Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. The Purchaser may elect to provide a subsequent offering period for the Offer. The Purchaser does not currently intend to include a subsequent offering period, although the Purchaser reserves the right to do so in its sole discretion. If the Purchaser elects to provide a subsequent offering period for the Offer, the Purchaser will make a public announcement no later than 9:00 a.m. New York City time on the next business day after the Expiration Date.

Warrants tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after December 15, 2005 unless such Warrants have been accepted for payment as provided in the Offer to Purchase. No withdrawal rights will apply to any subsequent offering period, if one is provided. To withdraw tendered Warrants, a written, telegraphic or facsimile transmission notice of withdrawal with respect to such Warrants must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Warrants to be withdrawn, the number and class of Warrants to be withdrawn and the name of the registered holder of Warrants, if different from that of the person who tendered such Warrants. If the Warrants to be withdrawn have been delivered or otherwise identified to the Depositary, in the case of Warrants tendered by delivery of certificates, the serial numbers shown on the particular certificates evidencing such Warrants must also be submitted and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase) or, in the case of Warrants tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Warrants.

A request is being made to the Subject Company pursuant to Rule 14d-5 of the Securities Exchange Act of 1934 (the “Exchange Act”) and under Delaware statutory and common law for the use of its warrantholder list and security position listings for the purpose of disseminating the Offer to holders of Warrants. Offer materials will be mailed to record holders and beneficial owners and will be furnished to brokers, banks and similar persons whose name appears or whose nominee appears on the list of warrantholders or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of such securities.

The information required by Exchange Act Rule 14d-6(d)(1) is contained in the Offer to Purchase and is incorporated by reference into this summary advertisement. The complete terms and conditions of this Offer are set forth in the Offer to Purchase, which is being filed today with the Securities and Exchange Commission and promptly mailed to warrantholders. The Offer to Purchase and related Letter of Transmittal contain important information. Warrantholders should carefully read both in their entirety before any decision is made with respect to the Offer.

Any questions or requests for assistance may be directed to the Information Agent as set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent, and copies will be furnished promptly at the Purchaser’s expense. Warrantholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of Warrants, warrantholders are directed to contact the Depositary at (800) 279-0617.

The Information Agent for the Offer is:

D.F. KING & CO., INC.

48 Wall Street

New York, NY 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (800) 487-4870